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E-Filed

Colorado Secretary of State
Date and Time: 10/16/2012 03:30 PM
ID Number: 19951159124

Document number: 20121572151
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19951159124

1. Entity name: FIRST CORPORATION
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ________ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC Page 1 of 2 Rev. 5/01/2010

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

O'Hara	Mary		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

257 Park Avenue South
(Street name and number or Post Office information)
5th Floor

New York	NY	10010
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD_PC Page 2 of 2 Rev. 5/01/2010

ARTICLES OF AMENDMENT

TO RESTATED ARTICLES OF INCORPORATION

The corporation organized and existing under and by virtue of the Colorado Revised Statutes does hereby amend its Restated Articles of Incorporation as follows:

Article FOUR of the Restated Articles of Incorporation is amended so that, as amended, such Article reads in its entirety as follows:

“ARTICLE FOUR (CAPITAL STOCK): The corporation shall have authority to issue an aggregate of ONE BILLION AND TEN MILLION (1,010,000,000) shares of stock, par value ONE MIL ($0.001) per share divided into two (2) classes of stock as follows:

(A)  NON-ASSESSABLE COMMON STOCK: ONE BILLION (1,000,000,000) shares of Common Stock, par value $0.001 per share, and

(B)  PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred Stock, par value $0.001 per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any un-issued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on October 16, 2012.

By:	/s/ Andrew Clarke
Name: Andrew Clarke Title: CEO